EXHIBIT 5.1

[Letterhead of Goodwin Procter LLP]

March 26, 2004

Plug Power Inc.

968 Albany-Shaker Road

Latham, New York 12110

Re:    Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished in our capacity as counsel to Plug Power Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of 2,400,000 shares (the “Shares”) of common stock, par value $.01 per share (the “Common Stock”), that may be distributed from time to time by the selling stockholder named in the prospectus contained in the Registration Statement (the “Prospectus”), as described under the heading “Plan of Distribution” in the Registration Statement.

In connection with rendering this opinion, we have examined (i) the Amended and Restated Certificate of Incorporation of the Company, as amended, as on file with the Secretary of State of the State of Delaware, (ii) the Amended and Restated Bylaws of the Company, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Registration Statement and the exhibits thereto, and (v) such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware General Corporation Law and reported judicial decisions interpreting the Delaware General Corporation Law and applicable provisions of the Delaware Constitution), and also express no opinion with respect to the blue sky or securities laws of any state, including without limitation Massachusetts and Delaware.

Based upon the foregoing, we are of the opinion that the Shares that have been issued are duly authorized, legally issued, fully paid and nonassessable under the Delaware General Corporation Law.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the reference therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP